                                  EXHIBIT C-9
                              CONSULTING AGREEMENT


     This Agreement is between PMC International, Inc., a Colorado corporation ("PMC") and C.R. "Sonny" Tucker, an individual resident of New Mexico ("Consultant"), and shall be effective as of August 24,1998.

     1.   Engagement.

          a. Consulting Services. During the term of the this Agreement, Consultant shall serve as a consultant performing as PMC's Interim Chief Executive Officer. Consultant's duties shall include those duties normally and customarily associated with the office of Chief Executive Officer.

          b. Best Efforts. Consultant shall at all times, faithfully and to the best of his abilities and experience, and in accordance with the standards and ethics of the business in which PMC is engaged, perform all duties that may be required of him by this Agreement, by PMC's policies and procedures, and by the directives of PMC's Board of Directors.

          c. Indemnification. In addition to the consulting services described above, during the Term of this Agreement, Consultant shall, at the request of the Directors of PMC, serve as an officer of PMC; provided, however, Consultant shall not receive any additional compensation for serving as an officer of PMC. Consultant shall be indemnified for all acts taken as an officer of and consultant to the Company to the same extent as PMC's other officers and Directors (consistent with the Company's charter, as amended from time to time, which provisions are attached as Schedule A).

     2.   Compensation and Expenses.

          a. Consulting Fee. Consultant's entire compensation shall be $28,350 per month, payable, less withholdings pursuant to Section 2(b), in semi-monthly installments. Further, Consultant may be paid a bonus from time to time at the sole discretion of the Board of Directors of the Company.

          b. Withholding. Consultant has requested and PMC agrees to withhold taxes and to pay social security and other taxes on Consultant's behalf, commencing with the pay period ended October 15, 1998, in the same manner and amount as PMC would do if Consultant were a PMC employee.

          c. Expenses. Subject to the same PMC policies and procedures for the reimbursement of business expenses to which its executive and management employees are subject, and subject to PMC's approval and authorization, PMC shall reimburse Consultant for all reasonable and necessary expenses incurred by Consultant in connection with his performance of his duties under this Agreement. Consultant shall document, in a manner reasonably satisfactory to PMC, all expenses for which he seeks reimbursement under this paragraph.

     3. Conflicting Activities. During the term of this Agreement, Consultant shall not engage in any activity that conflicts with his obligations and fiduciary responsibilities hereunder or that is detrimental to PMC's best interests, as determined by PMC in its reasonable discretion.

     4.   Term and Termination.

          a. Term. The initial term of this Agreement shall be two months commencing August 24, 1998. The term shall be extended for successive periods of one month, unless either party shall, by written notice to the other party within 10 days prior to the end of the month, terminate this Agreement.

          b. Termination by Consent. This Agreement may be terminated at any time by the parties' mutual agreement, expressed in writing.

          c. Termination for Cause. PMC may terminate this Agreement effective immediately, with PMC's only obligation being the payment of salary accrued and reimbursement of outstanding business expenses, as of the date of termination if
Consultant:

          i. violates any term of this Agreement or any PMC policy, procedure or guideline, or engages in any of the following forms of misconduct: conviction of any felony or of any misdemeanor involving dishonesty or moral turpitude; theft or misuse of PMC's property or time; use of alcohol or controlled substances on PMC's premises or appearing on such premises while intoxicated or under the influence of drugs not prescribed by a physician, or after having abused prescribed medications; illegal use of any controlled substance; illegal gambling on PMC's premises; discriminatory behavior, whether or not illegal under federal, state or local law; wilful misconduct; or falsifying any document or making any false or misleading statement relating to Consultant's engagement by PMC; or

          ii. injures the economic or ethical welfare of PMC by Consultant's misconduct or inattention to Consultant's duties and responsibilities under this Agreement, or in the judgment of the Board of Directors of PMC, fails to meet Consultant's performance expectations.

          d. Termination Due to Death. If Consultant dies during the term of this Agreement, this Agreement shall terminate as of the date of Consultant's death.

          e. Termination Due to Disability. If during the term of this Agreement Consultant becomes disabled, this Agreement shall terminate and PMC shall have no further obligations hereunder except the payment of accrued, but unpaid compensation and expenses. For purposes of this Section 4(e), Consultant shall be "disabled" if he is unable to effectively perform his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 15 days.

          f. Termination by Consultant. Consultant may terminate this agreement effective on notice if in the reasonable opinion of Consultant, PMC or its Board of Directors has failed to act in an ethical and honest manner or failed to meet its material financial obligations in a commercially reasonable manner after notice thereof from Consultant.

     5. Successors and Assigns. PMC, its successors and assigns may assign this Agreement to a successor entity in connection with a merger, acquisition, or consolidation of PMC. This Agreement thereafter shall bind, and inure to the benefit of, PMC's successor or assign. Consultant shall not assign either this Agreement or any right or obligation arising thereunder.

     6.   Miscellaneous.

          a. Governing Law. This Agreement, and all other disputes or issues arising from or relating in any way to PMC's relationship with Consultant, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

          b. Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

          c. Integration. This Agreement constitutes the entire Agreement of the parties and a complete merger of prior negotiations and agreements and, except as provided in the preceding subparagraph, shall not be modified except in a writing signed by Consultant and PMC's President.

          e. Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.



                              Exhibit C-9 Page 2

          f. Construction. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement's terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the Agreement's drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

          g. Disputes. Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Consultant's employment with PMC, shall be tried only in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.

          h. References. PMC will, upon request, provide a favorable recommendation regarding Consultants abilities and performance under this Agreement unless this Agreement is terminated by PMC under Section 4c.

                 *          *          *          *          *

                              Exhibit C-9 Page 3

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


Consultant:                         PMC International, Inc.

    /s/ C.R. Tucker                        /s/ Scott A. MacKillop
________________________________    By: ________________________________
C.R. "Sonny" Tucker                     Scott A. MacKillop, President


                              Exhibit C-9 Page 4

                                  SCHEDULE A
                                  ----------

     Article V of the Company's Articles of Incorporation requires indemnification of all directors, officers, employees or agents of the Company, as follows:

                                   ARTICLE V
                                   ---------

                                Indemnification
                                ---------------

     1. This corporation shall, subject to the provisions of this Article V, indemnify any person who was or is a party or is threatened to be made a party in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including reasonable attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of this corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     2. This corporation shall, subject to the provisions of this Article V, indemnify any person who was or is a party or is threatened to be made a party in any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including reasonable attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation; provided, however, no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action, suit, or proceeding was brought determines upon application that, despite the adjudication of liability, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

     3. Indemnification under paragraphs 1 or 2 of this Article V, unless ordered by a court, shall be made by the corporation only as authorized in a specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he met the applicable standards of conduct set forth. Such determination shall be made by the Board of Directors by a majority vote of a quorum of directors who are not parties to such action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable, if a disinterested director so directs, by independent legal counsel in a written opinion or by the shareholders. Notwithstanding the foregoing, to the extent that a director, officer, employee, or agent of this corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in paragraphs 1 or 2 of this Article V, or in defense of any claim, issue, or matter therein, he shall be indemnified against all expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

     4. Prior to final disposition of any action, suit, or proceeding, this corporation may advance monies for expenses incurred by any person who might be eligible for indemnification hereunder upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced unless it is ultimately determined that he is entitled to be indemnified and will be indemnified by the corporation hereunder.

                              Exhibit C-9 Page 5